Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-89799, 333-94273, 333-76291, and 333-49833 on Form S-3 and Registration Statement Nos. 333-87801, 333-51901, 333-49574 and No. 333-103963 on Form S-8, of our report dated March 30, 2006 (which report expresses an unqualified opinion), relating to the financial statements and financial statement schedule of HyperFeed Technologies, Inc., appearing in this Annual Report on Form 10-K of HyperFeed Technologies, Inc. for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
Chicago, IL
March 30, 2006